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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ___________


                                SCHEDULE 14D-9
                                (Rule 14D-101)

      Solicitation/Recommendation Statement under Section 14(d)(4) of the
                       Securities Exchange Act of 1934.


                        DELCO REMY INTERNATIONAL, INC.
                           (Name of Subject Company)


                        DELCO REMY INTERNATIONAL, INC.
                      (Name of Persons Filing Statement)


                Class A Common Stock, par value $0.01 per share
                        (Title of Class of Securities)


                                  246626-10-5
                     (CUSIP Number of Class of Securities)


                               Thomas J. Snyder
                President, Chief Executive Officer and Director
                        Delco Remy International, Inc.
                             2902 Enterprise Drive
                           Anderson, Indiana, 46013
                           Telephone (765) 778-6499

                                  COPIES TO:
                             Susan E. Goldy, Esq.
                   Senior Vice President and General Counsel
                        Delco Remy International, Inc.
                             2902 Enterprise Drive
                           Anderson, Indiana, 46013
                           Telephone (765) 778-6499


      (Name, Address and Telephone Number of Person Authorized to Receive
             Notices and Communications on Behalf of the Company)

      [X]      Check the box if the filing relates solely to preliminary
        communications made before the commencement of a tender offer.


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Items 1-8.   Not Applicable.


Item 9.      Exhibits

Exhibit 99.1 Press Release issued by the Company on December 22, 2000.



                                 EXHIBIT INDEX

Exhibit
Number                Description
------                -----------

99.1           Press Release issued by the Company on December 22, 2000.